EXHIBIT 99.3
Report of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We have audited the accompanying consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated deprecation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Potomac Realty Trust and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment in 2006.

/s/ KPMG LLP

McLean, Virginia
March 7, 2008, except for Notes 2, 4, 6, 7, 13 and 16, as to which the date is August 18, 2008

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2007 and 2006
(Amounts in thousands, except per share amounts)

	2007	2006
Assets:
Rental property, net	$977,106	$884,882
Cash and cash equivalents	5,198	41,367
Escrows and reserves	13,360	11,139
Accounts and other receivables, net of allowance for doubtful accounts of $700 and $334, respectively	4,365	4,212
Accrued straight-line rents, net of allowance for doubtful accounts of $43 and $41, respectively	6,638	4,973
Deferred costs, net	12,377	9,006
Prepaid expenses and other assets	6,525	6,191
Intangible assets, net	26,730	32,797

Total assets	$1,052,299	$994,567

Liabilities:
Mortgage loans	$390,072	$391,393
Exchangeable senior notes, net of discount	122,797	122,234
Senior notes	75,000	75,000
Secured term loan	50,000	—
Unsecured revolving credit facility	38,600	—
Accounts payable and accrued expenses	11,450	8,898
Accrued interest	2,776	2,420
Rents received in advance	4,709	3,196
Tenant security deposits	5,422	4,965
Deferred market rent	9,117	8,883

Total liabilities	709,943	616,989

Minority interests (redemption value $13,957 and $27,382, respectively)	11,545	13,992

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 common shares authorized: 24,251 and 24,127 shares issued and outstanding, respectively	24	24
Additional paid-in capital	429,870	430,271
Dividends in excess of accumulated earnings	(99,083)	(66,709)

Total shareholders’ equity	330,811	363,586

Total liabilities and shareholders’ equity	$1,052,299	$994,567

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2007, 2006 and 2005
(Amounts in thousands, except per share amounts)

	2007	2006	2005
Revenues:
Rental	$98,814	$83,165	$59,767
Tenant reimbursements and other	20,775	16,579	11,294

Total revenues	119,589	99,744	71,061

Operating expenses:
Property operating	25,217	19,266	12,810
Real estate taxes and insurance	10,813	8,705	6,097
General and administrative	10,453	9,832	7,940
Depreciation and amortization	40,023	33,465	23,257

Total operating expenses	86,506	71,268	50,104

Operating income	33,083	28,476	20,957

Other expenses (income):
Interest expense	35,587	28,500	20,191
Interest and other income	(685)	(1,032)	(137)
Loss on interest-rate lock agreement	—	671	—
Loss on early retirement of debt	—	121	2,546

Total other expenses	34,902	28,260	22,600

Income (loss) from continuing operations before minority interests	(1,819)	216	(1,643)

Minority interests	56	(7)	109

Income (loss) from continuing operations	(1,763)	209	(1,534)

Discontinued operations:
Income from operations of disposed property	2,372	2,849	3,102
Gain on sale of disposed property	—	7,475	—
Minority interests in discontinued operations	(76)	(502)	(218)

Income from discontinued operations	2,296	9,822	2,884

Net income	$533	$10,031	$1,350

Net income (loss) per share — basic:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)
Income from discontinued operations	0.09	0.45	0.17

Net income	$0.02	$0.46	$0.08

Weighted average common shares outstanding - basic	24,053	21,950	16,595

Net income (loss) per share — diluted:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)
Income from discontinued operations	0.09	0.44	0.17

Net income	$0.02	$0.45	$0.08

Weighted average common shares outstanding - diluted	24,053	22,202	16,595
See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2007, 2006 and 2005
(Amounts in thousands)

			Dividends in Excess
		Additional Paid-in	of Accumulated	Total Shareholders’
	Par Value	Capital	Earnings	Equity
Balance at December 31, 2004	$14	$209,268	$(31,589)	$177,693

Dividends paid to shareholders	—	—	(19,014)	(19,014)
Shares issued in exchange for partnership units	—	3,821	—	3,821
Restricted stock expense	—	294	—	294
Exercise of stock options	1	1,168	—	1,169
Issuance of common stock	5	124,013	—	124,018
Net income	—	—	1,350	1,350

Balance at December 31, 2005	20	338,564	(49,253)	289,331

Dividends paid to shareholders	—	—	(27,487)	(27,487)
Acquisition of partnership units	—	(16)	—	(16)
Shares issued in exchange for partnership units	1	6,755	—	6,756
Restricted stock expense	—	1,450	—	1,450
Exercise of stock options	—	847	—	847
Stock option expense	—	325	—	325
Issuance of common stock	3	89,993	—	89,996
Purchase of capped call option	—	(7,647)	—	(7,647)
Net income	—	—	10,031	10,031

Balance at December 31, 2006	24	430,271	(66,709)	363,586

Dividends paid to shareholders	—	—	(32,907)	(32,907)
Acquisition of partnership units	—	(2,497)	—	(2,497)
Shares issued in exchange for partnership units	—	362	—	362
Restricted stock expense	—	1,114	—	1,114
Exercise of stock options	—	306	—	306
Stock option expense	—	314	—	314
Net income	—	—	533	533

Balance at December 31, 2007	$24	$429,870	$(99,083)	$330,811

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006 and 2005
(Amounts in thousands)

	2007	2006	2005
Cash flow from operating activities
Net income	$533	$10,031	$1,350
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations:
Gain on sale of disposed property	—	(7,475)	—
Depreciation and amortization	1,098	1,074	1,640
Minority interests	76	502	218
Loss on early retirement of debt	—	—	325
Depreciation and amortization	40,785	33,882	23,373
Stock based compensation	1,428	1,637	430
Bad debt expense	512	145	340
Amortization of deferred market rent	(1,724)	(2,150)	(1,388)
Amortization of deferred financing costs and bond discount	1,687	959	783
Amortization of rent abatement	1,210	587	122
Minority interests	(56)	7	(109)
Loss on early retirement of debt	—	121	2,546
Changes in assets and liabilities:
Escrows and reserves	(2,221)	(1,321)	(3,517)
Accounts and other receivables	(608)	(1,638)	(230)
Accrued straight-line rents	(1,721)	(1,349)	(1,376)
Prepaid expenses and other assets	(998)	(1,986)	(1,315)
Tenant security deposits	457	993	1,169
Accounts payable and accrued expenses	2,560	2,919	596
Accrued interest	356	801	818
Rents received in advance	1,513	264	1,188
Deferred costs	(3,966)	(2,061)	(1,951)

Total adjustments	40,388	25,911	23,662

Net cash provided by operating activities	40,921	35,942	25,012

Cash flows from investing activities
Purchase deposit on future acquisitions	—	(1,250)	(100)
Proceeds from sale of real estate assets	—	15,366	—
Additions to rental property	(21,098)	(12,031)	(4,044)
Additions to construction in progress	(13,781)	(5,429)	(169)
Acquisition of land parcels	(442)	(716)	—
Acquisition of rental property and associated intangible assets	(78,027)	(200,092)	(137,698)

Net cash used in investing activities	(113,348)	(204,152)	(142,011)

Cash flows from financing activities
Financing costs	(3,236)	(2,876)	(2,286)
Proceeds from debt	138,000	334,888	286,853
Proceeds from issuance of stock, net	—	89,996	124,018
Repayments of debt	(59,603)	(180,095)	(271,496)
Purchase of capped call option	—	(7,647)	—
Distributions to minority interests	(1,073)	(1,374)	(1,365)
Dividends to shareholders	(32,907)	(27,487)	(19,014)
Redemption of partnership units	(5,229)	(31)	—
Stock option exercises	306	847	1,113

Net cash provided by financing activities	36,258	206,221	117,823

Net (decrease) increase in cash and cash equivalents	(36,169)	38,011	824

Cash and cash equivalents, beginning of year	41,367	3,356	2,532

Cash and cash equivalents, end of year	$5,198	$41,367	$3,356

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Description of Business
     First Potomac Realty Trust (the “Company”) is a self-managed, self-administered Maryland real estate investment trust. The Company focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Maryland and Virginia, which it refers to as the Southern Mid-Atlantic region. The Company separates its properties into three distinct segments, which it refers to as the Maryland, Northern Virginia and Southern Virginia regions.
     References in these financial statements to “we,” “our” or “First Potomac,” refer to First Potomac Realty Trust and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.
     The Company owns all of its properties and conducts its business through First Potomac Realty Investment Limited Partnership; the Company’s operating partnership (the “Operating Partnership”). At December 31, 2007, the Company was the sole general partner of, and owned a 96.8% interest in, the Operating Partnership. The remaining interests in the Operating Partnership consist of limited partnership interests owned by third parties, including some of the Company’s executive officers and trustees who contributed properties and other assets to the Company upon its formation, and are presented as minority interests in the accompanying consolidated financial statements.
     As of December 31, 2007, the Company owned approximately 11.4 million square feet. The Company also owned developable land that can accommodate approximately 1.6 million square feet of development. The Company operates so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.
(2) Summary of Significant Accounting Policies
(a) Principles of Consolidation
     The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership, the subsidiaries of the Operating Partnership and First Potomac Management LLC, a wholly owned subsidiary that manages the Company’s properties. All intercompany balances and transactions have been eliminated in consolidation.
(b) Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
(c) Revenue Recognition
     The Company generates substantially all of its revenue from leases on its industrial properties and business parks. The Company recognizes rental revenue on a straight-line basis over the life of its leases in accordance with SFAS No. 13, Accounting for Leases. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information and events regarding the tenants’ ability to pay their obligations in determining if amounts due from tenants, including accrued straight-line rents, are ultimately collectible. The uncollectible portion of the amounts due from tenants, including accrued straight-line rents, is charged to property operating expense in the period in which the determination is made.
     Tenant leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. Such reimbursements are recognized in the period that the expenses are incurred. The Company records a provision for losses on estimated uncollectible accounts receivable based on its analysis of risk of loss on specific accounts. Lease termination fees are recognized on the date of termination.

(d) Cash and Cash Equivalents
     The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.
(e) Escrows and Reserves
     Escrows and reserves represent cash restricted for debt service, real estate taxes, insurance, capital items and tenant security deposits.
(f) Deferred Costs
     Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using a method that approximates the interest method. Leasing costs related to the execution of tenant leases are deferred and amortized over the term of the related leases. Accumulated amortization of these combined costs was $5.9 million and $3.5 million at December 31, 2007 and 2006, respectively.
(g) Rental Property
     Rental property is carried at historical cost less accumulated depreciation and, when appropriate, impairment losses. Improvements and replacements are capitalized at historical cost when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred. Depreciation of rental property is computed on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 15 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful lives of the assets or the terms of the related leases
     The Company reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions or changes in management’s intended holding period indicate a possible impairment of the value of a property, an impairment analysis is performed. The Company assesses the recoverability based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. This estimate is based on projections of future revenues, expenses and capital improvement costs. These cash flows consider factors such as expected market trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company is required to make subjective assessments as to whether there are impairments in its investments in real estate.
     The Company will classify a building as held for sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value, less selling costs, is lower than the carrying amount of the property. The Company will classify any impairment loss, together with the building’s operating results, as discontinued operations on its statements of operations and classify the assets and related liabilities as held for sale on its balance sheet. Interest expense is reclassified to discontinued operations only to the extent the held for sale property is secured by specific mortgage debt.
     The Company recognizes the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.
     The Company capitalizes interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment while being readied for their intended use in accordance with SFAS No. 34, Capitalization of Interest Cost. The Company will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress. Capitalization of interest will end when the asset is substantially complete and ready for its intended use. Total interest capitalized to construction in progress was $1.3 million and $0.3 million during 2007 and 2006, respectively. No interest expense was capitalized during 2005 as the Company had not incurred any qualifying expenditures. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.
(h) Purchase Accounting
     Acquisitions of rental property from third parties are accounted for at fair value, which is allocated between land and building on an as-if vacant basis based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates their fair value. The purchase price is also allocated as follows:
▪	the value of leases based on the leasing origination costs at the date of the acquisition, which approximates the market value of the lease origination costs had the in-place leases been originated on the date of acquisition; the value of in-place leases represents absorption costs for the estimated lease-up period in which vacancy and foregone revenue are incurred;

▪	the value of above and below market in-place lease values based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the lease and the estimated fair market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to twenty years; and

▪	the intangible value of tenant or customer relationships.
     The Company’s determination of these values requires it to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, and depreciation and amortization expense recognized for these leases and associated intangible assets and liabilities.
(i) Intangible Assets
     Intangible assets include the value of acquired tenant or customer relationships and the in-place value of leases in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). Customer relationship values are determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics the Company considers include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals. The value of customer relationship intangible assets is amortized to expense over the lesser of the initial lease term and any expected renewal periods or the remaining useful life of the building. The Company determines the fair value of the existing leases at the date of acquisition by estimating the leasing commissions avoided by having in-place tenants and the operating income that would have been lost during the estimated time required to lease the space occupied by existing tenants at the acquisition date. The cost of acquiring existing tenants is amortized to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is fully charged to expense by the date of termination.
     Deferred market rent liability consists of the acquired leases with below-market rents at the date of acquisition. The value attributed to deferred market rent assets, which consist of above-market rents at the date of acquisition, is recorded as a component of deferred costs. Above and below market in-place lease values are determined on a lease-by-lease basis based on the present value (using a discounted rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the lease and the estimated fair market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases. The capitalized below-market lease values are amortized as an increase to rental revenue over the initial term and any below-market renewal periods of the related leases. Capitalized above-market lease values are amortized as a decrease to rental revenue over the initial term of the related leases. The total accumulated amortization of intangible assets was $24.3 million and $25.2 million at December 31, 2007 and 2006, respectively.
     In conjunction with the Company’s initial public offering and related formation transactions, First Potomac Management, Inc. contributed all of the capital interests in First Potomac Management LLC, the entity that manages the Company’s properties, to the Operating Partnership. The $2.1 million fair value of the in-place workforce acquired has been classified as goodwill in accordance with SFAS 141 and is included as a component of intangible assets on the consolidated balance sheet. In accordance with SFAS No. 142, Goodwill and Other Intangibles (“SFAS 142”) all acquired goodwill that relates to the operations of a reporting unit and is used in determining the fair value of a reporting unit is allocated to the Company’s appropriate reporting unit in a reasonable and consistent manner. The Company assesses goodwill for impairment annually at the end of its fiscal year and in interim periods if certain events occur indicating the carrying value is impaired. The Company performs its analysis for potential impairment of goodwill in accordance with SFAS 142, which requires that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds its carrying value, goodwill is not impaired, and no further testing is required. If the carrying value of the reporting unit exceeds its fair value, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value then an impairment loss is recorded equal to the difference. No impairment losses were recognized during the years ended December 31, 2007, 2006 and 2005.
(j) Derivatives and Hedging
     In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company may enter into derivative agreements to mitigate exposure to unexpected changes in interest rates and may use interest rate protection or cap agreements to reduce the impact of interest rate changes. The Company will only enter into these agreements with highly rated institutional counterparts.
     The Company may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value with the offset to accumulated other comprehensive income, located in shareholders’ equity (cash flow hedge) or a corresponding asset or liability (fair value hedge) for effective hedging relationships. Ineffective portions of derivative transactions will result in changes in fair value recognized in earnings.
     On August 7, 2007, the Company entered into a $50.0 million Secured Term Loan with Key Bank, N.A. The loan, which matures on August 7, 2010, has a one-year extension option and can be expanded to $100.0 million. The interest rate on the loan adjusts on a monthly basis, at which time all outstanding interest on the loan is payable. Borrowings on the loan bear interest at 70 to 125 basis points over LIBOR, depending on the Company’s overall leverage. In January 2008, the Company entered into a $50 million interest rate swap to hedge the interest rate exposure on its one month LIBOR based borrowings. The interest rate swap is an effective cash flow hedge that fixes the Company’s underlying interest rate on a $50 million notional balance at 2.71% plus a spread of 0.70% to 1.25% (depending on the Company’s overall leverage level), for a total rate ranging from 3.41% to 3.96%.
     In December 2006, and concurrent with the issuance of $125.0 million of Exchangeable Senior Notes, the Company purchased a capped call option on its common stock. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the notes upon conversion. The option will terminate upon the earlier of the maturity date of the notes or the first day in which the notes are no longer outstanding. The option was recorded as a reduction of shareholders’ equity.
     In May 2006, the Company entered into a forward treasury lock agreement to fix the interest rate in anticipation of a planned debt issuance and hedge the risk of rising interest rates during the period prior to issuance. The derivative did not qualify for hedge accounting treatment, and the Company recorded a $671 thousand loss upon the cash settlement of the contract in June 2006.
     There were no other derivative contacts entered into in 2007, 2006 or 2005 and the Company had no accumulated other comprehensive income or loss related to derivatives during these respective periods.
(k) Income Taxes
     The Company has elected to be taxed as a REIT. To maintain its status as a REIT, the Company is required to distribute at least 90% of its ordinary taxable income annually to its shareholders and meet other organizational and operational requirements. As a REIT, the Company will not be subject to federal income tax and any non-deductible excise tax if it distributes at least 100% of its REIT taxable income to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate tax rates. The Company had a taxable REIT subsidiary (“TRS”) that was inactive in 2007 and 2006. The Company had two TRS entities that generated taxable income during 2005; however, the Company determined any taxes resulting from TRS activities were inconsequential. In 2005, the two TRS entries contributed their ownership interest to the Company. This elimination of the TRS ownership interest resulted in a taxable distribution of property, and the Company recognized an estimated tax liability of $0.1 million in general and administrative expenses in 2005 as a result of the contribution of ownership interests by the TRS to the Operating Partnership.
     For federal income tax purposes, dividends to shareholders may be characterized as ordinary income, return of capital or capital gains. The characterization of the Company’s dividends for 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Ordinary income	45.10%	41.43%	40.03%
Return of capital	54.90%	58.57%	57.25%
Long-term capital gain	—	—	2.72%
(l) Minority Interests
Minority interests relate to the interests in the Operating Partnership not owned by the Company. Interests in the Operating Partnership are owned by limited partners who contributed buildings and other assets to the Operating Partnership in exchange for Operating Partnership units. Limited partners have the right to tender their units for redemption in exchange for, at the Company’s option, common shares of the Company on a one-for-one basis or an equivalent amount of cash. Unitholders receive distributions per unit equivalent to the dividend per common share.
Minority interests are recorded based on their fair value at issuance, adjusted for the minority interests’ share of net income or loss and distributions paid. Redemptions are recorded in accordance with EITF Issue No. 95-7 “Implementation Issues Related to the Treatment of Minority Interests in Certain Real Estate Investment Trusts.” Differences between amounts paid to redeem minority interests and their carrying values are charged or credited to shareholders’ equity.
     The Company owned 96.8%, 96.2% and 93.5% of the outstanding Operating Partnership units at December 31, 2007, 2006 and 2005, respectively. During 2007, the Company issued 72,159 Operating Partnership units valued at $1.7 million to partially fund the acquisition of Annapolis Commerce Park East. There were also 25,000 Operating Partnership units redeemed for 25,000 common shares valued at $0.4 million and 180,580 Operating Partnership units were purchased for $5.2 million in cash resulting in 807,233 Operating Partnership units outstanding as of December 31, 2007. During 2006, 462,135 Operating Partnership units were redeemed for 462,135 common shares valued at $6.8 million and 1,000 Operating Partnership units were redeemed for $31 thousand in cash resulting in 940,654 Operating Partnership units outstanding as of December 31, 2006. During 2005, 300,429 Operating Partnership units valued at $7.7 million were issued with the acquisitions of Owings Mills Business Center and Prosperity Business Center, while 285,913 Operating Partnership units were redeemed for 285,913 common shares valued at $3.8 million resulting in 1,403,789 Operating Partnership units outstanding at December 31, 2005.
(m) Earnings Per Share
     Basic earnings (loss) per share (“EPS”), is calculated by dividing net income by the weighted average common shares outstanding for the period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of dilutive common equivalent shares outstanding during the period. The effect of stock options, non-vested shares, Exchangeable Senior Notes and Operating Partnership units, if dilutive, is computed using the treasury stock method.
     The following table sets forth the computation of the Company’s basic and diluted earnings (loss) per share both before and after consideration of income from discontinued operations and income available to common shareholders (amounts in thousands, except per share amounts):

	2007	2006	2005
Numerator for basic and diluted earnings (loss) per share calculations:
Income (loss) from continuing operations	$(1,763)	$209	$(1,534)
Income from discontinued operations	2,296	9,822	2,884

Net income	$533	$10,031	$1,350

	2007	2006	2005
Denominator for basic and diluted earnings (loss) per share calculations:
Weighted average shares outstanding — basic	24,053	21,950	16,595
Effect of dilutive shares:
Employee stock options and non-vested shares	—	252	—

Weighted average shares outstanding — diluted	24,053	22,202	16,595

Net income (loss) per share — basic:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)
Income from discontinued operations	0.09	0.45	0.17

Net income	$0.02	$0.46	$0.08

Net income (loss) per share — diluted:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)
Income from discontinued operations	0.09	0.44	0.17

Net income	$0.02	$0.45	$0.08

     Minority interests are recorded based on the fair value at issuance, adjusted for the minority interests’ share of net income and dividends paid. Redemptions are recorded in accordance with EITF Issue No. 95-7 “Implementation Issues Related to the Treatment of Minority Interests in Certain Real Estate Trusts.” Amounts paid to redeem minority interests in excess of their carrying values are charged to shareholders’ equity.
     In accordance with FAS No. 128, Earnings Per Share, the Company did not include the following anti-dilutive shares in its calculation of diluted earnings per share for the years ended December 31, (amounts in thousands).

	2007	2006	2005
Stock option awards	653	405	657
Non-vested share awards	106	58	56

	759	463	713

     Approximately 3.5 million incremental shares from the assumed conversion of the $125 million Exchangeable Senior Notes, issued on December 11, 2006 were excluded from the Company’s earnings per share calculation as they were anti-dilutive.
(n) Share-Based Compensation
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, (“SFAS No. 123R”), which require that the cost for all share-based payment transactions be recognized as a component of income from continuing operations. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period).
     Prior to January 1, 2006 and as permitted by SFAS No. 123, Accounting for Stock Based Compensation, the Company elected to follow the intrinsic value-based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan share options. As such, compensation expense would be recorded only if the market price of the underlying shares on the date of grant exceeded the exercise price.
     The Company adopted SFAS No. 123R using the modified-prospective-transition method. Under this method, compensation cost for the year ended December 31, 2007 includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated. The Company recognizes share-based compensation costs on a straight-line basis over the requisite service period for each award.
     Under SFAS No. 123, compensation expense of $0.7 million would have been recorded during 2005 for our 2003 Equity Compensation Plan based upon the fair value of the awards.

     Pro forma net income and net income per share for the year ended December 31, 2005 had compensation for stock options been determined based on the grant date fair value would have been as follows (amounts in thousands, except per share amounts):

2005
Net income, as reported	$1,350
Add: total stock-based employee compensation expense included in reported net income, net of minority interests	401
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of minority interests	(658)

Pro forma net income	$1,093

Net income per share, as reported — basic and diluted	$0.08
Pro forma net income per share — basic and diluted	$0.07
(o) Reclassifications
     Certain prior year amounts have been reclassified to conform to the current year presentation.
(p) Application of New Accounting Standards
     In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The Company is structured to qualify as a REIT and, therefore, is not subject to federal income tax if it distributes 100% of its taxable REIT income to its shareholders. As the Company fully intends to meet the requirements to qualify as a REIT and to distribute 100% of its taxable REIT income, it does not record an income tax provision on its statement of operations or accrue any income tax liability. The Company adopted the provisions of FIN 48 on January 1, 2007 and the adoption of this statement did not have an impact on the Company’s financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. However, in February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS 157 to have a material impact on its financial statements.
     In December 2007, the FASB issued Financial Accounting Standards No. 141R, Business Combinations, (“SFAS 141R”). SFAS 141R requires an entity to use the acquisition method (previously referred to as the purchase method) for all business combinations and for an acquirer to be identified for each business combination. Under the standard, equity instruments issued by the acquirer as consideration are measured at fair value on the acquisition date. Whether the acquirer acquires all or a partial interest in the acquiree, the full fair value of the assets acquired, liabilities assumed and noncontrolling interests is recognized. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008, which would be effective for the Company’s fiscal year beginning January 1, 2009. SFAS 141R will affect the manner in which the Company accounts for property acquisitions subsequent to the effective date. However, the Company does not believe the adaption of SFAS 141R will have a material impact on its financial statements.
     In December 2007, the FASB issued Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, (“SFAS 160”). SFAS 160 requires that noncontrolling interests in subsidiaries held by parties other than the parent be treated as a separate component of equity, not as a liability or other item outside of equity. Also, the Company will report net income attributable to both controlling and noncontrolling interests. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which would be effective for the Company’s fiscal year beginning January 1, 2009. Had the Company implemented this standard, $11.5 million of the Company’s minority partners’ interest at December 31, 2007 would have been reclassified from the mezzanine section of the Company’s balance sheet into shareholders’ equity. Also, net income would have increased $20 thousand, $509 thousand and $109 thousand for 2007, 2006 and 2005, respectively. However, these amounts would have been deducted in the determination of net income available to common shareholders. The Company does not believe the implementation of this standard will have a material affect on its financial statements.
(3) Rental Property
     Rental property represents the property and developable land owned by the Company as of December 31, 2007 and 2006, respectively, all located in the Southern Mid-Atlantic region. Rental property is comprised of the following at December 31 (amounts in thousands):

	2007	2006
Land	$236,636	$215,004
Buildings and improvements	764,664	687,901
Construction in process	16,866	6,980
Tenant improvements	37,115	27,958
Furniture, fixtures and equipment	9,900	9,880

	1,065,181	947,723
Less: accumulated depreciation	(88,075)	(62,841)

	$977,106	$884,882

Development and Redevelopment Activity
     On April 1, 2007, the Company completed construction on a 112,000 square foot addition to an existing building at 15395 John Marshall Highway. The addition was fully pre-leased to the existing tenant and completed at a total cost of approximately $8.3 million. During the fourth quarter of 2007, the Company substantially completed a 45,000 square foot addition to an existing building at Crossways Commerce Center at a total cost of approximately $4.9 million; half of the addition was pre-leased to an existing tenant. Also, in the fourth quarter of 2007, the Company substantially completed a 96,000 square foot addition to an existing building at Cavalier Industrial Park at a total cost of approximately $5.4 million.
     The Company intends to continue to construct industrial buildings and/or business parks on a build-to-suit basis or with the intent to lease upon completion of construction. At December 31, 2007, the Company had a total of approximately 0.3 million square feet under development or redevelopment, which consists of 0.1 million square feet in each of its three regions. The Company anticipates development and redevelopment efforts on these projects will continue throughout 2008.
     At December 31, 2007, the Company owned developable land, which can accommodate approximately 1.6 million square feet of building, which includes 0.3 million square feet in its Maryland region; 0.6 million square feet in its Northern Virginia region; and 0.7 million square feet in its Southern Virginia region.
(4) Acquisitions
     The Company acquired the following properties in 2007 and 2006 (dollars in thousands):

		Acquisition		Square	Occupied at	Acquisition
	Location	Date	Property Type	Feet(1)	12/31/07(1)	Cost
2007 Acquisitions:
Greenbrier Circle Corporate Center	Chesapeake, VA	1/9/2007	Business park	229,163	87%	$25,539
Greenbrier Technology Center I	Chesapeake, VA	1/9/2007	Business park	95,843	88%	10,669
Pine Glen	Richmond, VA	2/20/2007	Business park	86,720	100%	5,400
Ammendale Commerce Center	Beltsville, MD	3/28/2007	Business park	53,611	100%	10,411
River’s Bend Center II	Chester, VA	5/1/2007	Business park	302,400	92%	17,543
Annapolis Commerce Park East	Annapolis, MD	6/18/2007	Office	101,302	99%	19,049

Total 2007				869,039	92%	$88,611

		Acquisition		Square	Occupied at	Acquisition
	Location	Date	Property Type	Feet(1)	12/31/07(1)	Cost
2006 Acquisitions:
River’s Bend Center	Chester, VA	1/19/2006	Business park	492,633	84%	$31,346
Northridge I & II	Ashland, VA	1/19/2006	Business park	140,390	83%	8,893
Crossways I	Chesapeake, VA	2/10/2006	Business park	143,398	85%	15,623
Sterling Park Business Center	Sterling, VA	2/27/2006	Business park	127,859	100%	31,106
1408 Stephanie Way	Chesapeake, VA	5/11/2006	Business park	51,209	65%	5,191
Airpark Business Center	Richmond, VA	6/26/2006	Business park	42,122	92%	3,283
Chesterfield Business Center	Richmond, VA	6/26/2006	Business park	189,805	87%	14,692
Hanover Business Center	Ashland, VA	6/26/2006	Business park	183,190	90%	14,016
Gateway 270	Clarksburg, MD	7/27/2006	Business park	200,493	88%	39,864
Davis Drive	Sterling, VA	8/1/2006	Business park	53,045	100%	5,449
Indian Creek Court	Beltsville, MD	8/28/2006	Industrial	185,451	84%	24,536
Gateway II	Norfolk, VA	11/2/2006	Business park	42,758	85%	3,917
Owings Mills Commerce Center	Owings Mills, MD	11/15/2006	Business park	132,736	85%	16,919
Park Central	Richmond, VA	11/17/2006	Business park	204,280	84%	22,780

Total 2006				2,189,369	86%	$237,615

(1)	Excludes a 75,747 square foot vacant building located at Ammendale Commerce Center, which was taken out of service upon acquisition. The building is currently being redeveloped.
     As discussed in Note 2, we allocate the purchase price to land, building, tenant improvements and in-place leases based on their fair values in accordance with SFAS No. 141, Business Combinations.
     The aggregate purchase cost of properties acquired in 2007 and 2006 was allocated as follows (amounts in thousands):

	2007	2006
Land	$20,940	$63,176
Acquired tenant improvements	2,480	7,163
Building and improvements	60,774	156,146
In-place leases intangible	5,321	12,151
Acquired leasing commissions	1,078	2,009
Customer relations intangible	3	24
Above market leases acquired	815	1,332

Total assets acquired	91,411	242,001

Below market leases acquired	(2,800)	(4,386)
Debt assumed	(8,883)	(37,523)

Net assets acquired	$79,728	$200,092

     The weighted average amortization period of the intangible assets acquired in 2007 is 5.5 years, compared to 5.4 years in 2006. These intangible assets are comprised of the following categories with their respective weighted average amortization periods as follows: in-place leases 5.1 years, leasing commissions 7.1 years, customer relationships 1.1 years and above market leases 6.0 years.
Pro Forma Financial Information
     The pro forma financial information set forth below presents results as of December 31 as if all of the Company’s 2007 and 2006 acquisitions, dispositions, common share offerings and debt offerings had occurred on January 1, 2006. The information below also presents results as if Alexandria Corporate Park, which was sold in June 2008, and the subsequent pay down of debt with the proceeds from the sale had occurred on January 1, 2006. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it intend to indicate future operating results (amounts in thousands, except per share amounts).

	2007	2006
Pro forma total revenues	$121,886	$121,286
Pro forma net income	$1,406	$726
Pro forma net income per share — basic and diluted	$0.06	$0.03

(5) Intangible Assets
     Intangible assets and deferred market rent liabilities consisted of the following at December 31 (amounts in thousands):

	2007			2006
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Intangibles	Amortization	Intangibles	Intangibles	Amortization	Intangibles
In-place leases	$42,550	$(22,145)	$20,405	$50,367	$(23,557)	$26,810

Customer relationships	456	(224)	232	528	(200)	328
Leasing commissions	2,984	(722)	2,262	1,997	(228)	1,769
Deferred market rent asset	2,946	(1,215)	1,731	3,007	(1,217)	1,790
Goodwill	2,100	—	2,100	2,100	—	2,100

	$51,036	$(24,306)	$26,730	$57,999	$(25,202)	$32,797

Deferred market rent liability	$14,506	$(5,389)	$9,117	$13,847	$(4,964)	$8,883

     The Company recognized $11.4 million, $11.3 million and $8.3 million of amortization expense on intangible assets for the years ended December 31, 2007, 2006 and 2005, respectively. The Company also recognized $1.7 million, $2.2 million and $1.4 million of rent revenue through the net amortization of deferred market rent assets and deferred market rent liabilities for the years ended December 31, 2007, 2006 and 2005, respectively. Losses due to termination of tenant leases and defaults, which resulted in the write-offs of intangible assets, were $1.1 million, $0.1 million and $0.7 million during 2007, 2006 and 2005, respectively.
     Projected amortization of intangible assets, including deferred market rent assets and liabilities, as of December 31, 2007, for each of the five succeeding fiscal years is as follows (amounts in thousands):

2008	$5,646
2009	3,861
2010	2,450
2011	1,402
2012	754
Thereafter	1,400

$15,513

(6) Discontinued Operations
     Income from discontinued operations represents revenues and expenses from 6600 Business Parkway, formerly in the Company’s Maryland reporting segment, and Alexandria Corporate Park, formerly in the Company’s Northern Virginia reporting segment. In May 2006, the Company sold 6600 Business Parkway for net proceeds of $15.4 million. The proceeds from the disposal were escrowed and used to fund subsequent acquisitions as part of a tax-free like-kind exchange. Interest expense that is specifically identifiable to the disposed property is included in the presentation of income from discontinued operations. Interest expense for 2005 was associated with the allocable portion of interest for mortgage debt that encumbered 6600 Business Parkway and other properties. This mortgage obligation, including a one-time charge, was repaid in 2005; therefore no interest expense was associated with this property in 2006. In June 2008, the Company sold Alexandria Corporate Park for net proceeds of $50.6 million. The Company used $49.5 million of the proceeds to pay down a portion of its unsecured revolving credit facility and the remaining proceeds were used for general corporate purposes. Alexandria Corporate Park was among several properties that served as collateral on a $100 million fixed-rate mortgage loan issued by Jackson National Life Insurance Company. During June 2008, the Company removed Alexandria Corporate Park from its collateral base and replaced it with two properties, Northridge I & II and 15395 John Marshall Highway. The debt remained encumbered to properties that are wholly-owned by the Company and the related interest expense was not reclassified to discontinued operations. The Company incurred approximately $0.2 million of deferred financing costs associated with the transaction. The Company has had no continuing involvement with either property subsequent to their disposal. The Company did not dispose of any properties during 2007.

     The following table summarizes the components of income from discontinued operations for the years ended December 31 (amounts in thousands):

	2007	2006	2005
Revenues	$4,981	$5,380	$6,912
Property operating expenses	1,511	1,457	1,521
Depreciation and amortization	1,098	1,074	1,640
Interest expense	—	—	324
Loss from early retirement of debt	—	—	325
Income from operations of disposed property	2,372	2,849	3,102
Gain on sale of disposed property	—	7,475	—
Minority interests in discontinued operations	(76)	(502)	(218)

Income from discontinued operations	$2,296	$9,822	$2,884

   (7) Debt
     The Company’s borrowings consisted of the following as of December 31 (amounts in thousands):

	2007	2006

Mortgage debt, effective interest rates ranging from 5.13% to 8.53%, maturing at various dates through June 2021	$390,072	$391,393
Exchangeable senior notes, net of discount, effective interest rate of 4.45%, maturing December 2011	122,797	122,234
Series A senior notes, effective interest rate of 6.41%, maturing June 2013	37,500	37,500
Series B senior notes, effective interest rate of 6.55%, maturing June 2016	37,500	37,500
Secured term loan, with a variable interest rate of LIBOR + 1.10%, maturing August 2010	50,000	—
Unsecured revolving credit facility, with a variable interest rate of LIBOR + 1.20%, maturing April 2010	38,600	—

	$676,469	$588,627

   (a) Mortgage Debt
     At December 31, 2007 and 2006, the Company’s mortgage debt was as follows (dollars in thousands):

	Contractual	Effective
	Interest	Interest	Maturity	December 31,	December 31,
Property	Rate	Rate	Date	2007	2006
Hanover Business Center Building B(1)	4.00%	8.00%	—	$—	$1,941
Herndon Corporate Center (2)	5.11%	5.66%	April 2008	8,538	8,654
Norfolk Commerce Park II	6.90%	5.28%	August 2008	7,192	7,453
Suburban Maryland Portfolio (3),(4)	6.71%	5.54%	September 2008	73,546	75,841
Glenn Dale Business Center	7.83%	5.13%	May 2009	8,496	8,825
4200 Tech Court (3)	8.07%	8.07%	October 2009	1,752	1,776
Park Central I	8.00%	5.66%	November 2009	4,991	5,216
4212 Tech Court	8.53%	8.53%	June 2010	1,710	1,730
Park Central II	8.32%	5.66%	November 2010	6,196	6,474
Enterprise Center (3)	8.03%	5.20%	December 2010	18,772	19,410
Indian Creek Court (3)	7.80%	5.90%	January 2011	13,199	13,559
403 / 405 Glenn Drive	7.60%	5.50%	July 2011	8,790	9,037
4612 Navistar Drive (3)	7.48%	5.20%	July 2011	13,565	13,978
Campus at Metro Park (3)	7.11%	5.25%	February 2012	24,893	25,594
1434 Crossways Blvd Building II	7.05%	5.38%	August 2012	10,535	10,854
Crossways Commerce Center	6.70%	6.70%	October 2012	25,377	25,727
Newington Business Park Center	6.70%	6.70%	October 2012	16,008	16,229
Prosperity Business Center	6.25%	5.75%	January 2013	3,862	3,966

	Contractual	Effective
	Interest	Interest		Maturity	December 31,	December 31,
Property	Rate	Rate		Date	2007	2006
Aquia Commerce Center I	7.28%	7.28%		February 2013	725	831
1434 Crossways Blvd Building I	6.25%	5.38%		March 2013	8,992	9,225
Linden Business Center	6.01%	5.58%		October 2013	7,515	7,645
Owings Mills Business Center	5.85%	5.75%		March 2014	5,742	5,829
Annapolis Commerce Park East	5.74%	6.25%		June 2014	8,834	—
Plaza 500, Van Buren Business Park, Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center and Alexandria Corporate Park (6)	5.19%	5.19%		August 2015	100,000	100,000
Hanover Business Center:
Building D	8.88%	6.63%		August 2015	961	1,055
Building C	7.88%	6.63%		December 2017	1,359	1,452
Chesterfield Business Center:
Buildings C,D,G and H	8.50%	6.63%		August 2015	2,501	2,740
Buildings A,B,E and F	7.45%	6.63%		June 2021	2,829	2,954
Gateway Centre Building I	7.35%	5.88%		November 2016	1,649	1,786
Airpark Business Center	7.45%	6.63%		June 2021	1,543	1,612

Total Mortgage Debt		5.60	%(5)		$390,072	$391,393

(1)	The loan was prepaid in June 2007.

(2)	The loan was prepaid in February 2008.

(3)	The maturity date on these loans represents the anticipated repayment date of the loans, after which date the interest rates on the loans increase.

(4)	The Suburban Maryland Portfolio consists of the following properties: Deer Park Center, 6900 English Muffin Way, Gateway Center, Gateway West, 4451 Georgia Pacific, 20270 Goldenrod Lane, 15 Worman’s Mill Court, Girard Business Center, Girard Place, Old Courthouse Square, Patrick Center, 7561 Lindbergh Drive, West Park and Woodlands Business Center.

(5)	Weighted average interest rate on total mortgage debt.

(6)	As a result of the sale of Alexandria Corporate Park, the property was eliminated as collateral. See Note (6) for further discussion
     In February 2008, the Company prepaid the outstanding mortgage encumbering Herndon Corporate Center, including accrued interest, for $8.6 million. The payment was funded with borrowings of $8.0 million on the Company’s unsecured revolving credit facility and available cash. The mortgage was due to mature on April 1, 2008 and had a fixed interest rate of 5.11%. Deferred financing fees associated with the loan were inconsequential and no prepayment penalties were incurred.
     In June 2007, the Company prepaid the outstanding mortgage encumbering Hanover Business Center - Building B for $1.9 million of available cash. The mortgage was due to mature on June 15, 2016 and had a fixed interest rate of 4.0% at the time of prepayment, which was scheduled to convert to a variable interest rate on the date of prepayment. Deferred financing costs associated with the mortgage were inconsequential and no prepayment penalties were incurred on the transaction.
     In October 2006, the Company repaid the $8.3 million remaining principal balance on the mortgage that encumbered Interstate Plaza. The repayment was funded with borrowings on the Company’s unsecured revolving credit facility, and no prepayment penalties were incurred.
     The Company’s mortgage debt is recourse solely to specific assets. The Company had 45 and 44 properties that secured mortgage debt at December 31, 2007 and 2006, respectively.
(b) Exchangeable Senior Notes
     On December 11, 2006, the Company issued $125.0 million of 4.00% Exchangeable Senior Notes for net proceeds of approximately $122.2 million, net of a $2.8 million discount at issuance resulting in an effective interest rate of 4.45%. The Exchangeable Senior Notes mature on December 15, 2011 and are equal in right of payment with all of the Company’s other senior unsubordinated indebtedness. Interest is payable on June 15 and December 15 of each year beginning on June 15, 2007. Holders may, under certain conditions, exchange their notes for cash or a combination of cash and the Company’s common shares, at the Company’s option, at any time after October 15, 2011. The Exchangeable Senior Notes are exchangeable into the Company’s common shares at an initial rate of 27.6855 shares for each $1,000 of principal amount of the notes for a total of approximately 3.5 million shares, which is equivalent to an initial exchange price of $36.12 per Company common share representing an exchange premium of approximately 20% over the market price of the Company’s common shares at the time of the transaction. The exchange rate is adjusted for, among other things, the payment of dividends to the Company’s common shareholders subject to a maximum exchange rate. Holders may exchange their notes prior to maturity under certain conditions, including during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if and only if, the closing sale price of the Company’s common shares for at least 20 trading days in the period of 30 trading days ending on the last trading day of the preceding quarter is greater than 130% of the exchange price on the applicable trading day. The Exchangeable Senior Notes have not been registered under the Securities Act and may not be traded or sold except to certain defined qualified institutional buyers. The notes are senior unsecured obligations of the Operating Partnership and guaranteed by the Company. As of December 31, 2007, the Company was in compliance with all of the covenants of its Exchangeable Senior Notes.
     The Company used $73.6 million of the net proceeds from the Exchangeable Senior Notes issuance to repay the outstanding balance on its unsecured revolving credit facility, including accrued interest, and $7.6 million of the proceeds to then purchase a capped call option. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the Exchangeable Senior Notes upon conversion. The option will terminate upon the earlier of the maturity date of the notes or the first day in which the notes are no longer outstanding due to conversion or otherwise. The option was recorded as a reduction of shareholders’ equity. To the extent the then market value per Company common share exceeds the cap price during the observation period relating to an exchange of notes, the reduction in potential dilution will be limited to the difference between the strike price and the cap price. The Company applied the majority of the remaining proceeds toward the January 2007 purchase of three buildings at Greenbrier Business Center.
     In March 2008, the Board of Trustees authorized the Company to use up to $30 million to repurchase its Exchangeable Senior Notes. In early March 2008, the Company agreed to terms to repurchase $13.75 million of the Exchangeable Senior Notes from a third party, with settlement anticipated to occur in mid-March 2008.
(c) Senior Notes
     On June 22, 2006, the Operating Partnership completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction was comprised of $37.5 million in 7-year Series A Senior Notes, maturing on June 15, 2013 and bearing a fixed interest rate of 6.41%, and $37.5 million in 10-year Series B Senior Notes, maturing on June 15, 2016 and bearing a fixed interest rate of 6.55%. Interest is payable for the Series A and Series B Senior Notes on June 15 and December 15 of each year beginning December 15, 2006. The Senior Notes are equal in right of payment with all the Operating Partnership’s other senior unsubordinated indebtedness. The proceeds from the issuance of the Senior Notes were used to repay outstanding indebtedness and to acquire 14 buildings in Richmond, Virginia. As of December 31, 2007, the weighted average interest rate on the Senior Notes was 6.48%. As of December 31, 2007, the Company was in compliance with all the covenants of its Senior Notes.
(d) Secured Term Loan
     On August 7, 2007, the Company entered into a $50.0 million Secured Term Loan with Key Bank, N.A. The loan, which matures on August 7, 2010, has a one-year extension option and can be expanded to $100.0 million. The interest rate on the loan adjusts on a monthly basis, at which time all outstanding interest on the loan is payable. Borrowings on the loan bear interest at 70 to 125 basis points over LIBOR, depending on the Company’s overall leverage. The Company received proceeds of $49.6 million from the transaction, which were used to pay down a portion of the Company’s unsecured revolving credit facility and the related interest.
     In January 2008, the Company entered into a $50 million interest rate swap to hedge the interest rate exposure on its one month LIBOR based borrowings. The interest rate swap is an effective hedge that fixes the Company’s underlying interest rate on a $50 million notional balance at 2.71% plus a spread of 0.70% to 1.25% (depending on the Company’s overall leverage level), for a total rate ranging from 3.41% to 3.96%. The interest rate swap expires in August 2010, concurrent with the maturity of the Company’s Secured Term Loan.
     The Company’s Secured Term Loan contains several restrictive covenants, which in the event of non-compliance may cause the outstanding balance of loan to become immediately payable. The various Secured Term Loan covenants include maintaining a borrowing base debt service coverage ratio (as defined in the Secured Term Loan agreement) above 1.4 to 1.0 and a borrowing base pool leverage (as defined in the Secured Term Loan agreement) below a specified threshold. As of December 31, 2007, the Company was in compliance with all the covenants of its Secured Term Loan.
(e) Unsecured Revolving Credit Facility
     On April 26, 2006, the Company entered into an amendment and restatement to its unsecured revolving credit facility, which increased the permitted borrowings under the facility from $100.0 million to $125.0 million. The facility, which matures in May 2009, has a feature that allows the Company to increase the size of the facility to up to $225 million. Borrowings on the facility bear interest at 120 to 160 basis points over LIBOR depending on the Company’s overall leverage levels. The interest payable under the facility depends upon the ratio of the Company’s total indebtedness to total asset value, and this ratio cannot exceed 65%. The Company is required to pay an annual commitment fee of 0.15% based on the amount of unused capacity under the credit facility.
     On April 4, 2007, the Company entered into an amendment to its unsecured revolving credit facility, which extended the facility’s maturity date by one year to April 26, 2010, with the ability to further extend the maturity date to April 26, 2011. Also, the first amendment lowered the Company’s permitted maximum total indebtedness from 65% to 60% of its total asset value, as defined in its credit facility agreement, and lowered the interest rate spread from 120 to 160 basis points over LIBOR to 80 to 135 basis points over LIBOR.
     The weighted average borrowings outstanding on the credit facility during 2007 were $28.4 million with a weighted average interest rate of 6.49%, compared to $50.0 million and 6.47%, respectively, during 2006. The Company’s maximum daily borrowings outstanding were $64.0 million and $87.5 million during 2007 and 2006, respectively. Outstanding borrowings under the credit facility were $38.6 million with a weighted average interest rate of 5.8% at December 31, 2007. There were no borrowings outstanding under the credit facility at December 31, 2006. As of December 31, 2007, the Company was in compliance with all the covenants of its unsecured revolving credit facility.
Aggregate Debt Maturities
     The Company’s aggregate debt maturities as of December 31, 2007 are as follows (amounts in thousands):

2008	$95,469
2009	20,308
2010	130,577
2011	150,521
2012	76,301
Thereafter	205,496

678,672
Discount on Exchangeable Senior Notes	(2,203)

$676,469

(8) Commitments and Contingencies
(a) Operating Leases
     The Company’s rental properties are subject to non-cancelable operating leases generating future minimum contractual rental payments, which as of December 31, 2007 are as follows (amounts in thousands):

		% of square feet
	Future	under leases
	minimum rents	expiring
2008	$89,942	12%
2009	77,275	18%
2010	60,426	15%
2011	45,139	24%
2012	31,169	9%
Thereafter	65,832	22%

	$369,783	100%

     At December 31, 2007, the Company’s portfolio was 86.3% occupied by 610 tenants.
     The Company rents office space for its corporate office under a non-cancelable operating lease, which it entered upon relocating its corporate offices in 2005. The Company subleases its former corporate office space to three tenants, including one related party (see Note 9). The Company remains the primary obligor under the terms of the original lease on its former corporate office space through the end of the lease term in 2010.
     Rent expense incurred under the terms of the corporate office leases, net of subleased revenue, was $0.6 million, $0.6 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     Future minimum rental payments under the corporate office leases and contractual rent from the three subleases of the former corporate office space are summarized as follows (amounts in thousands):

		Contractual	Future
	Corporate	sublease	minimum rent
	offices	revenue	expense, net
2008	$779	$(260)	$519
2009	825	(268)	557
2010	871	(276)	595
2011	619	—	619
2012	534	—	534

	$3,628	$(804)	$2,824

(b) Legal Proceedings
     The Company is subject to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management and the Company’s legal counsel, the amount of ultimate liability with respect to these actions will not have a material effect on the results of operations or financial position of the Company.
(9) Related Party Transaction
     In September 2005, the Company subleased a portion of its former corporate office space to Donatelli Development, Inc. (formerly Donatelli & Klein), a privately held real estate investment firm that develops multifamily properties, which is owned by a member of the Company’s Board of Trustees. The rental rate under the sublease was representative of market rates on the date the sublease was executed. Rents due under the terms of the sublease are approximately $200 thousand per year over the remaining three years of the original lease. The Company remains obligated as primary lessee under the terms of the original lease.
(10) Fair Value of Financial Instruments
     The carrying amounts of cash, accounts and other receivables and accounts payable approximate their fair values due to their short-term maturities. The carrying amounts of the line of credit and the Secured Term Loan approximate their fair value due to the variable nature of their respective interest rates. We calculate fair value of our other financial statements by discounting future contractual principal and interest payments using prevailing market rates for securities with similar terms and characteristics at the balance sheet date. The carrying amount and estimated fair value of these other financial instruments at December 31, 2007 and 2006 are as follows (amounts in thousands):

	2007		2006
		Fair		Fair
	Carrying Value	Value	Carrying Value	Value
Fixed-rate mortgage debt	$390,072	$375,956	$391,393	$388,107
Exchangeable senior notes(1)	122,797	105,863	122,234	122,234
Series A senior notes	37,500	38,659	37,500	37,453
Series B senior notes	37,500	38,389	37,500	37,447

Total	$587,869	$558,867	$588,627	$585,241

(1)	The notes were issued on December 11, 2006 at a $2.8 million discount.

(11) Shareholders’ Equity
     On July 21, 2006, the Company completed an offering of 3.5 million common shares of beneficial interest at $27.46 per share, generating net proceeds of approximately $90 million. The Company used $55.5 million of the net proceeds to pay down the balance and accrued interest on its unsecured revolving credit facility and the remaining proceeds were applied toward the purchase of Gateway 270.
     The Company declared dividends per share on its common stock of $1.36, $1.24 and $1.125 during 2007, 2006 and 2005, respectively.
(12) Benefit Plans
(a) Share-based compensation
     The Company has issued share-based compensation in the form of stock options and non-vested shares as permitted in the Company’s 2003 Equity Compensation Plan (“the Plan”). The Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Options granted under the plan are non-qualified, and all employees and non-employee trustees are eligible to receive grants. The Plan originally authorized the issuance of 910,800 common share equity awards. An additional 650,000 common shares of equity awards were authorized in 2005. Of the common share equity awards authorized under the Plan, 547,399 awards remained available for issuance under the Plan as of December 31, 2007.
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, using the modified-prospective-transition method. Under this method, compensation cost for the years ended 2007 and 2006 include: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company recognizes equity compensation costs on a straight-line basis over the requisite service period for each award.
Stock Options Summary
     At December 31, 2007, 827,500 options were awarded of which 632,783 remained outstanding. Options vest 25% on the first anniversary of the date of grant and 6.25% in each subsequent calendar quarter thereafter until fully vested. The maximum term of the options granted is ten years.
     The following table summarizes the option activity in the Plan for the three years ended December 31:

		Weighted
		Average	Weighted Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
Balance, December 31, 2004	575,000	$15.49	8.8 years	$4,204,400
Granted	99,000	22.48
Exercised	(74,218)	15.00
Forfeited	(11,187)	16.73

Balance, December 31, 2005	588,595	16.70	8.0 years	$5,826,044
Granted	66,650	26.60
Exercised	(53,780)	15.74
Forfeited	(13,182)	24.67

Balance, December 31, 2006	588,283	17.73	7.2 years	$6,693,254
Granted	86,850	29.12
Exercised	(19,800)	15.44
Forfeited	(22,550)	26.77

Balance, December 31, 2007	632,783	$19.04	6.5 years	$815,455

		Weighted
		Average	Weighted Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
Exercisable at December 31:
2007	493,943	$16.89	6.1 years	$815,455
2006	363,258	$16.20	6.9 years	$4,690,621
2005	225,471	$15.41	7.8 years	$2,523,147
Options expected to vest, December 31, 2007	128,786	$26.59	8.2 years	$—
     The following table summarizes information about stock options at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Range of Exercise		Remaining	Average		Average Exercise
Prices	Shares	Contractual Life	Exercise Price	Shares	Price
$15.00	356,094	5.7 years	$15.00	356,094	$15.00
18.70 – 19.78	65,000	6.4 years	19.03	55,626	19.02
22.42 – 22.54	84,188	7.0 years	22.49	58,412	22.49
26.60	52,201	8.0 years	26.60	23,811	26.60
29.11 – 29.24	75,300	9.0 years	29.12	—	—

	632,783			493,943

     As of December 31, 2007, the Company had $0.3 million of unrecognized compensation cost related to stock option awards. The Company anticipates this cost will be recognized over a weighted-average period of approximately 2.4 years. The Company calculates the grant date fair value of option awards using a Black-Scholes option-pricing model. Expected volatility is based on an assessment of the Company’s realized volatility as well as analysis of a peer group of comparable entities. The expected term represents the period of time the options are anticipated to remain outstanding as well as the Company’s historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury rate at the time of grant for instruments of similar term.
     The assumptions used in the fair value determination of stock options granted for the years ended December 31 are summarized as follows:

	2007	2006	2005
Risk-free interest rate	4.48% - 4.70%	4.31%	3.64% - 3.72%
Expected volatility	21.0%	21.0%	15.4%
Expected dividend yield	4.71%	5%	5%
Weighted average expected life of options	5 years	5 years	5 years
     The weighted average grant date fair value of the options issued in 2007, 2006 and 2005 was $4.25, $3.56 and $1.93, respectively.
Option Exercises
     The total intrinsic value of options exercised was $0.2 million during 2007 and $0.8 million during both 2006 and 2005.
     The Company received approximately $0.3 million, $0.8 million and $1.1 million from the exercise of stock options during 2007, 2006 and 2005, respectively. Shares issued as a result of stock option exercises are funded through the issuance of new shares. The Company recognized compensation expense associated with these awards of $0.3 million in both 2007 and 2006, and $0.1 million during 2005.
     During the third quarter of 2005, certain stock option awards were deemed vested as part of a severance agreement negotiated with a former officer of the Company. Under the terms of this agreement, the vesting of 8,438 options was accelerated, resulting in additional compensation expense of approximately $0.1 million based on the intrinsic value of the accelerated awards at the date of modification. All remaining unvested stock options and restricted common share awards granted to this individual were forfeited as of the date of separation.

Non-vested share awards
     The Company granted 60,171 restricted common shares to executive officers in 2005 that vest at the end of the seven-year award period, or earlier upon achieving certain defined market conditions over the term of the award. In both February and August 2006, 25% of the than outstanding 56,124 shares awarded to executive officers vested upon achievement of one of the specified market conditions. In April 2006, the Company awarded a total of 68,049 restricted common shares in two separate awards to executive officers. The first award of 30,931 shares will vest at the end of the approximately four-year award period. The second award of 37,118 shares will vest only upon the achievement of specified market conditions. In April 2007, the Company granted 68,480 restricted common shares in two separate awards to its executive officers. The first award of 34,240 shares will vest 25% per year over a four-year award term. The second award of 34,240 shares awarded will vest upon achievement of specified market conditions. The Company recognized $0.8 million, $1.1 million and $0.2 million of compensation expense associated with these share based awards in 2007, 2006 and 2005, respectively. Dividends on all restricted share awards are recorded as a reduction of shareholders’ equity. Dividends on non-vested shares are not subtracted from net income when calculating earnings per share.
     Independent members of our Board of Trustees received annual grants of common shares as a component of compensation for serving on the Company’s Board of Trustees. In May 2006, the Company issued a total of 12,000 restricted common shares to all independent trustees, all of which vest ratably in quarterly increments over the twelve-month period from the award date. In May 2007, the Company issued a total of 10,500 common shares to all independent trustees, all of which will vest at the completion of a twelve-month period from the award date. The Company recognized $0.3 million, $0.2 million and $0.1 million of compensation expense associated with trustee share based awards for the years ended December 31, 2007, 2006 and 2005, respectively.
     A summary of the Company’s non-vested share awards as of December 31, 2007 is as follows:

		Weighted Average
	Non-vested	Grant Date Fair
	Shares	Value
Non-vested at December 31, 2004	$—	$—
Granted	62,671	26.25
Vested	(2,500)	22.54
Forfeited	(4,047)	26.40

Non-vested at December 31, 2005	56,124	26.40
Granted	88,216	22.97
Vested	(42,229)	26.72

Non-vested at December 31, 2006	102,111	23.31
Granted	78,980	23.46
Vested	(6,000)	26.84

Non-vested at December 31, 2007	175,091	$23.26

     As of December 31, 2007, the Company had $2.6 million of unrecognized compensation cost related to non-vested shares. The Company anticipates this cost will be recognized over a weighted-average period of 2.8 years. The Company derived the requisite service period over which the compensation expense will be recognized using a lattice model for shares vesting based on specified market conditions. The Company used the following assumptions in determining the derived service period and the fair value of its awards that vest solely on market conditions:

	2007	2006
Risk-free interest rate	4.74%	5.28%
Volatility	23%	21%
Market average return (fifty-seven years of S&P 500)	9.05%	8.94%
Total expected return	6.3%	6.6%
     The weighted average grant date fair value of the options issued in 2007, 2006 and 2005 was $23.46, $22.97 and $26.25, respectively. The total value of shares vested was $0.2 million, $1.1 million and $0.1 million at December 31, 2007,

2006 and 2005, respectively. The Company issues new shares, subject to restrictions, upon each grant of non-vested share awards.
(b) 401(k) Plan
     The Company has a 401(k) defined contribution plan covering all employees in accordance with the Internal Revenue Code. The maximum employer or employee contribution cannot exceed the IRS limits for the plan year. Employees are eligible to contribute after one year of consecutive service. The Company matches employee contributions after one year of service up to a specified percentage of a participant’s annual compensation. The Company matched employee contributions up to 6% for 2007 and 2006 and 7.5% for 2005. Employee and employer contributions vest immediately. The Company pays for administrative expenses and matching contributions with cash. The Company’s plan does not allow for the Company to make additional discretionary contributions. The Company’s contributions for the years ended December 31, 2007, 2006 and 2005 were $0.3 million, $0.2 million and $0.2 million, respectively. The employer match payable to the 401(k) plan was fully funded as of December 31, 2007.
(13) Segment Information
     The Company’s reportable segments consist of three distinct reporting and operational segments within the broader Southern Mid-Atlantic geographic area in which it operates: Maryland, Northern Virginia and Southern Virginia.
     The Company evaluates the performance of its segments based on the operating results of the properties located within each segment excluding large non-recurring gains and losses, gains from sale of assets, interest expense, general and administrative costs or any other indirect corporate expenses to the segments. In addition, the segments do not have significant non-cash items other than bad debt expense and straight-line rent reported in their operating results. There are no inter-segment sales or transfers recorded between segments.
     The results of operations for the Company’s three reportable segments for the three years ended December 31 are as follows (dollars in thousands):

	2007
	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of properties	26	19	26	71
Square feet (unaudited)	3,364,471	2,971,020	5,082,731	11,418,222

Total revenues	$40,637	$36,175	$42,777	$119,589
Property operating expense	(7,801)	(7,357)	(10,059)	(25,217)
Real estate taxes and insurance	(3,659)	(3,303)	(3,851)	(10,813)

Total property operating income	$29,177	$25,515	$28,867	83,559

Depreciation and amortization expense				(40,023)
Interest expense				(35,587)
General and administrative				(10,453)
Other				741
Income from discontinued operations				2,296

Net income				$533

Total assets (1)	$366,581	$328,846	$307,473	$1,052,299

Capital expenditures (2)	$5,800	$4,760	$10,520	$21,098

	2006
	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of properties	24	19	22	65
Square feet (unaudited)	3,133,582	2,868,084	4,386,498	10,388,164

Total revenues	$33,624	$34,417	$31,703	$99,744
Property operating expense	(5,995)	(6,657)	(6,614)	(19,266)
Real estate taxes and insurance	(2,932)	(2,778)	(2,995)	(8,705)

Total property operating income	$24,697	$24,982	$22,094	71,773

Depreciation and amortization expense				(33,465)
Interest expense				(28,500)
General and administrative				(9,832)
Other				233
Income from discontinued operations				9,822

Net income				$10,031

Total assets (1)	$332,764	$318,411	$237,320	$994,567

Capital expenditures (2)	$3,970	$5,391	$2,624	$12,031

	2005
	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of properties	22	17	13	52
Square feet (unaudited)	2,732,685	2,688,407	2,897,473	8,318,565

Total revenues	$29,682	$26,200	$15,179	$71,061
Property operating expense	(4,841)	(5,223)	(2,746)	(12,810)
Real estate taxes and insurance	(2,487)	(2,097)	(1,513)	(6,097)

Total property operating income	$22,354	$18,880	$10,920	52,154

Depreciation and amortization expense				(23,257)
Interest expense				(20,191)
General and administrative				(7,940)
Other				(2,300)
Income from discontinued operations				2,884

Net income				$1,350

Total assets (1)	$246,425	$286,327	$165,402	$727,763

Capital expenditures (2)	$1,336	$2,129	$486	$4,044

(1)	Corporate assets not allocated to any of our reportable segments totaled $49,399, $106,072 and $29,609 December 31, 2007, 2006 and 2005, respectively.

(2)	Capital expenditures for corporate assets not allocated to any of our reportable segments totaled $18, $46 and $93, respectively.

(14) Supplemental Disclosure of Cash Flow Information
     Supplemental disclosures of cash flow information for the years ended December 31 are as follows (amounts in thousands):

	2007	2006	2005
Cash paid for interest, net	$36,645	$29,436	$19,958
Non-cash investing and financing activities:
Issuance of common shares to trustees	—	137	56
Debt assumed in connection with acquisitions of real estate	8,883	37,523	79,690
Conversion of Operating Partnership units into common shares	362	6,756	3,821
Issuance of Operating Partnership units in exchange for limited partnership interests	1,701	—	7,715
     Cash paid for interest on indebtedness is net of capitalized interest of $1.3 million and $0.3 million in 2007 and 2006, respectively. The Company did not capitalize any interest in 2005.
     During 2007, 2006 and 2005, 25,000, 462,135 and 285,913 Operating Partnership units, respectively, were redeemed for an equivalent number of the Company’s common shares.
     During 2007, the Company acquired six properties at an aggregate purchase cost of $88.6 million, including the assumption of $9.1 million of mortgage debt, fair valued at $8.9 million, and the issuance of 72,159 Operating Partnership units. During 2006, the Company acquired 14 properties at an aggregate purchase cost of $237.6 million, including the assumption of mortgages with acquisition date fair values of $37.5 million. During 2005, the Company acquired 13 properties at an aggregate purchase cost of $225.1 million, including the assumption of mortgages with acquisition date fair values of $79.7 million.
(15) Quarterly Financial Information (unaudited)

	2007
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter
Revenues	$28,902	$29,583	$30,062	$31,042
Operating expenses	21,564	21,483	21,423	22,036
Income (loss) from continuing operations	(734)	(546)	(363)	(120)
Income from discontinued operations	513	561	588	634

Net income (loss)	$(221)	$15	$225	$514

Net income (loss) per share – basic:
Income (loss) from continuing operations	$(0.03)	$(0.02)	$(0.02)	$(0.01)
Income from discontinued operations	0.02	0.02	0.03	0.03

Net income (loss)	$(0.01)	$—	$0.01	$0.02

Net income (loss) per share – diluted:
Income (loss) from continuing operations	$(0.03)	$(0.02)	$(0.02)	$(0.01)
Income from discontinued operations	0.02	0.02	0.03	0.03

Net income (loss)	$(0.01)	$—	$0.01	$0.02

	2006
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter
Revenues	$23,131	$23,950	$26,078	$26,585
Operating expenses	16,640	16,478	18,922	19,228
Income (loss) from continuing operations	288	(388)	172	137
Income from discontinued operations	820	7,889	546	567

Net income	$1,108	$7,501	$718	$704

Net income (loss) per share – basic:
Income (loss) from continuing operations	$0.01	$(0.02)	$0.01	$0.01
Income from discontinued operations	0.04	0.39	0.02	0.02

Net income	$0.05	$0.37	$0.03	$0.03

Net income (loss) per share – diluted:
Income (loss) from continuing operations	$0.01	$(0.02)	$0.01	$0.01
Income from discontinued operations	0.04	0.38	0.02	0.02

Net income	$0.05	$0.36	$0.03	$0.03

     In July 2006, the Company sold 3.5 million common shares. The sum of the basic and diluted earnings per share for the four quarters in all years presented differs from the annual earnings per share due to the required method of computing the weighted average number of shares in the respective periods.
(16) Subsequent Events
     In March and May 2008, the Company repurchased $13.75 million and $20.25 million, respectively, of its Exchangeable Senior Notes at a discount, which resulted in gains of $2.1 million and $2.6 million, respectively, net of deferred financing costs and original issue discount write-offs. The repurchases were funded with borrowings on the Company’s unsecured revolving credit facility and available cash. The repurchase of the Exchangeable Senior Notes effectively terminated the capped call option associated with the repurchased notes.
     On July 7, 2008, the Company prepaid the $7.0 million remaining principal balance and the related accrued interest on the mortgage loan that encumbered Norfolk Commerce Park II. The prepayment was funded with borrowings on the Company’s unsecured revolving credit facility and available cash. Deferred financing costs associated with the mortgage were inconsequential and no prepayment penalties were incurred.
     On August 11, 2008, the Company repaid a $72 million first mortgage loan that was secured by 14 properties in suburban Maryland.  The repayment was completed using a combination of a new secured term loan provided by KeyBank, N.A. and funds drawn on the Company’s unsecured revolving credit facility. The term loan has an initial balance of $35 million with the ability to increase the loan amount by an additional $35 million. The loan bears interest at a rate of 225 basis points over LIBOR, matures in September 2010, and has a one-year extension option.